UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

PLUMAS BANCORP
(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5525 Kietzke Lane, Suite 100 Reno, NV	89511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 786-0907

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PLBC	NASDAQ Capital Market

Item 8.01.	Other Events.

On February 9, 2023, Plumas Bancorp (the “Company”) submitted redemption notices to redeem $6,000,000 of trust preferred securities of Plumas Statutory Trust I (“Trust I”) and $4,000,000 of trust preferred securities of Plumas Statutory Trust II (“Trust II”). The trust preferred securities are being redeemed, along with an aggregate of $310,000 in common securities issued by the trusts and held by the Company, as a result of the concurrent redemption of 100% of the Company’s junior subordinated debentures due 2032 held by Trust I and 100% of the Company’s junior subordinated debentures due 2035 held by Trust II underlying the trust preferred securities.

The redemption prices for the junior subordinated debentures will be equal to 100% of the respective principal amounts, which total $10,000,000, plus accrued interest up to the redemption date. The proceeds from the redemption of the junior subordinated debentures will be simultaneously applied to redeem all of the outstanding common securities and the outstanding trust preferred securities at a price of 100% of the aggregate principal amount of the trust preferred securities plus accumulated but unpaid distributions up to the redemption date.

The redemptions are pursuant to the optional redemption provisions of the underlying indentures and are scheduled to occur on March 26, 2023 in the case of Trust I and March 15, 2023 in the case of Trust II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)

Date: February 15, 2023	By:	/s/ Richard L. Belstock

Name: Richard L. Belstock Title: Chief Financial Officer